EXHIBIT 10.1

AGREEMENT
BETWEEN THE SHAREHOLDERS
OF
SANDORA HOLDINGS B.V.
14, AUGUST 2007

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

Page
Section 12.07 Entire Agreement	28
Section 12.08 Binding Effect; Assignment	28
Section 12.09 No Third-Party Beneficiaries	28
Section 12.10 Expenses	29
Section 12.11 Press Releases	29
Section 12.12 Tax Matters	29
SCHEDULE A – Share Premium Contribution Agreements
SCHEDULE B – Initial Board of Directors

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AGREEMENT
BETWEEN THE SHAREHOLDERS
of
SANDORA HOLDINGS B.V.

     This agreement (the “Agreement”) is concluded this 14th day of August 2007 between PAS Luxembourg s.a.r.l. (“PAS LuxCo”) and Linkbay Limited, (“PepsiCo Cyprus”) (each a “Shareholder” and, collectively, the “Shareholders”) and Sandora Holdings B.V. (“the Company”).
PRELIMINARY STATEMENT
     WHEREAS, PAS LuxCo and PepsiCo Cyprus desire to establish a joint venture for the purposes set out in this Agreement;
     WHEREAS, the Company has been incorporated in accordance with the laws of the Netherlands;
     WHEREAS the Shareholders intend hereby to participate in the Company in accordance with this Agreement and Book II of the Dutch Civil Code as amended from time to time (the “Code”); and
     WHEREAS, the Shareholders desire to provide for the operation and management of the Company for the purposes and in accordance with the provisions stated herein;
     NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS
     Section 1.01 Defined Terms. As used in this Agreement and unless the context otherwise requires, the following terms shall have the respective meanings set forth below:
     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, where control means (i) owns more than fifty percent (50%) of the equity interests (or interests convertible into or otherwise exchangeable for equity interests) in that Person, or (ii)  is in possession of the direct or indirect right to vote in excess of fifty percent (50%) of the voting securities or elect in excess of fifty percent (50%) of the Board of Directors or other governing body of that Person (whether by securities, ownership, contract or otherwise).
     “Agreement” has the meaning set forth in the introductory paragraph hereof.
     “Annual Operating Plan” or “AOP” means the operating plan for the Business for the first Year of the Strategic Plan. Such plan shall set forth in reasonable detail satisfactory to each Shareholder, the advertising and marketing plans (including key marketing initiatives, brand/package strategies, channel strategies, pricing and CDA strategies), management plans (including training programs and operational and human resources initiatives), and restructuring plans, if any, of the Company with respect to the Business. The Annual Operating Plan shall also include a financial plan setting forth the projected profit and loss accounts, cash flows and balance sheet items (including capitalization plans, capital expenditures, debt levels and methods of financing the operations of the Company) of the Company for such Year.
     “Auditors” means the Dutch statutory external auditors of the Company that may be appointed by the Shareholders from time to time.
     “Board of Directors” or “Board” means the Board of Directors of the Company as described in Article VI.

     “Business” means any commercial activity undertaken directly by the Company or through its Subsidiaries from time to time.
     “Code” has the meaning set forth in the fourth Whereas clause of this Agreement.
     “Company” means Sandora Holdings B.V., a company formed under the laws of the Netherlands.
     “Company Articles” means the deed of incorporation of the Company which the Company adopted before the signing hereof.
     “Deadlocked Matter” means any matter set forth in Section 6.05(c) in respect of which the Board has been unable to reach a decision, or any matter reserved to the Shareholders at Section 6.05 (d) in respect of which the Shareholders have been unable to reach a unanimous decision.
     “Director” means an individual serving as a member of the Board.
     “Dutch GAAP” means the generally accepted accounting principles of the Netherlands.
     “EBA(s)” shall mean any exclusive bottling appointment issued by PepsiCo or its Affiliates to the Company authorizing the Company through its Affiliates to manufacture, sell or distribute any Pepsi Beverage in the Ukraine.
     “Encumber” shall have the meaning set forth in Section 9.01.
     “Escalation Process” means the process more particularly described in Section 6.06 (a) according to which the Shareholders shall endeavour to resolve a Deadlocked Matter.
     “Export Markets” means Azerbaijan, Armenia, Belarus, Estonia, Kaliningrad, Kazakhstan, Kyrgyzstan, Lithuania, Latvia and Moldova.
     “Fiscal Year” means, except as otherwise required by the Code, the 12-month (or shorter) period ending on the last day of December of each year.
     “Ineffective Transfers” shall have the meaning set forth in Section 9.01.

     “Insolvent” means the Company is unable to pay its debts within the meaning of the Code.
     “GM” means the General Manager of the Ukrainian Subsidiary and head of the Management Team.
     “Management Team” means the individuals described in Section 7.02(a) who shall constitute the Management Team of the Ukrainian Subsidiary.
     “Marketing Team” shall have the meaning set forth in Section 7.02(c) and shall constitute the Marketing Team of the Ukrainian Subsidiary.
     “Ordinary Course” means the Company’s business, as conducted through its Subsidiaries, in the Ukraine of making, marketing, selling and distributing Sandora Juices and (if EBAs are issued to the Company) Pepsi Beverages as well as any other beverage products or snack food approved by the Board of the Company.
     “PAS” means PepsiAmericas, Inc.
     “PAS CEO” means the Chief Executive Officer of PAS.
     “PAS CFO” means the Chief Financial Officer of PAS.
     “PAS COO” means the Chief Operating Officer of PAS.
     “PAS LuxCo” has the meaning set forth in the introductory paragraph to this Agreement.
     “Pepsi Beverages” means any beverage manufactured, sold or delivered (from time to time) in Ukraine under the authority of PepsiCo or its Affiliates.
     “PepsiCo International” or “PI” means PepsiCo International, a division of PepsiCo, Inc.
     “PepsiCo” means PepsiCo, Inc.
     “PepsiCo Cyprus” has the meaning set forth in the introductory paragraph to this Agreement.

     “Percentage Interest” means, in the case of PAS LuxCo its 60% interest in the capital of the Company and in the case of PepsiCo Cyprus its 40% interest in the capital of the Company.
     “Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.
     “PI CEO” means the Chief Executive Officer of PepsiCo International or such other PepsiCo senior executive of equivalent seniority chosen by PepsiCo if PepsiCo International ceases to be a division of PepsiCo.
     “PI CFO” means the Chief Financial Officer of PepsiCo International or such other PepsiCo senior executive of equivalent seniority chosen by PepsiCo if PepsiCo International is no longer a division of PepsiCo.
     “PI Europe President” means the President of PepsiCo International in Europe.
     “Pre-Closing Tax Period” means any tax period or portion thereof ending on or before the signing hereof.
     “Sandora Juice” means any beverage sold under any trademark belonging to Sandora LLC at the date of signing hereof and any juice or juice based beverage the trademark rights of which the Company or Sandora, LLC may acquire from time to time.
     “Securities Act” means the United States Securities Act of 1933, as amended.
     “Shares” means any share in the authorized share capital of the Company (whether ordinary or otherwise), conferring on the holder thereof all those rights and obligations set out herein, in the Company Articles and in the Code.
     “Shareholder” has the meaning set forth in the introductory paragraph to this Agreement.
     “Strategic Plan” means a three-Year business plan, the first Year of which constitutes the Annual Operating Plan. The business plan for the last two Years of the Strategic Plan shall reflect projections of sales, marketing and advertising plans and capital expenditures (including those connected to manufacturing capacity) relating thereto for such Years.
     “Subsidiary” shall mean any legal entity wholly owned directly or indirectly by the Company.
     “Transfer” shall have the meaning set forth in Section 9.01.
     “Ukraine Beverage Business” means any business (or that part of any business) engaged in the manufacture, sale, marketing or distribution of beverages in the Ukraine.
     “Ukrainian Subsidiary” shall mean Sandora LLC, a wholly owned subsidiary of the Company.
     “US GAAP” means generally accepted accounting principles of the United States.
     “Year” means each Fiscal Year of the Company.
     Section 1.02 Interpretation. Each definition in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. References to (i) any statute or regulations means such statute or regulations as amended at the time and include any successor legislation or regulations and (ii) any agreement means such agreement as amended at the time. The words “include” or “including” shall mean including without limitation based on the item or items listed. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Sections, Schedules, and Exhibits mean the Articles, Sections, Schedules, and Exhibits of this Agreement. The Schedules and Exhibits are hereby incorporated by reference into and shall be deemed a part of this Agreement.

ARTICLE II
FORMATION OF THE COMPANY
     Section 2.01 Formation.
     The parties hereby acknowledge that PAS has caused the Company to be incorporated in anticipation of the execution of this Agreement.
     Section 2.02 Registered Office.
     The registered office of the Company shall be in Amsterdam at its registered address of Prins Bernhardplain 200, 1097JB Amsterdam, the Netherlands
     Section 2.03 Name. The name of the Company shall be Sandora Holdings, BV. The Company Articles shall be adopted as the articles of association of the Company.
     Section 2.04 Purpose and Character of Business. The general purpose of the Company is to own and control the Subsidiaries and, through the Subsidiaries, to engage in the Business in accordance with this Agreement and all applicable laws, with a particular view to growing the market share of the beverages sold by the Subsidiaries while maximizing the profits, sales and cash flow of the Company and the Subsidiaries in a manner consistent with the business case model agreed to by the Shareholders.
     The Shareholders shall ensure that the Business shall be operated in the best interests of the Company and materially in accordance with the AOP and the Strategic Plans.
     Section 2.05 Duration. The Company shall continue in perpetuity, unless it is sooner dissolved pursuant to Section 10.01.
     Section 2.06 Filings, Reports and Formalities.
The Shareholders shall procure that the Board shall cause the Company to make all filings and to submit all reports required to be filed or submitted under the Code with respect to the Company, and shall cause the Company to make such filings or take such other actions required under the laws of any jurisdiction where the Company conducts business. Throughout the term of the Company, the Company shall comply with all requirements necessary to maintain the private limited liability status of the Company and the limited liability of the Shareholders under the laws of the Netherlands and of each other jurisdiction in which the Company does business.
     Section 2.07 Effective Date. This Agreement shall become effective as of the date of signing hereof.
     Section 2.08 Territory. Subject to Section 2.09, through the Ukrainian Subsidiary the Company shall procure the manufacture, marketing, sale and distribution within the Ukraine of Sandora Juices and such other beverage or snack foods as the Company’s Board of Directors may approve from time to time and (subject to the issuance of EBAs) the Pepsi Products.
     Section 2.09 Export Markets. The Company may procure that its Subsidiaries market, sell and distribute throughout the Export Markets any Sandora Juices and such other beverage or snack foods as the Board may approve from time to time, provided that neither the Company nor its Subsidiaries, without the prior consent of PepsiCo, shall engage in the manufacture of the Sandora Juices in the Export Markets nor procure such manufacture by a third party nor license any third party to manufacture the Sandora Juices in the Export Markets. PAS hereby acknowledges PepsiCo’s right (either directly or through its Affiliates or through third parties) to engage independently of the Company in the manufacture, sale and distribution of juices and juice based beverages (other than the Sandora Juices) throughout the Export Markets.
     Section 2.10 Conflicts. In the event of any conflict between the provisions of this Agreement and the Company Articles, the former shall prevail and the Shareholders shall, subject to compliance with the Code, promptly cause the Company Articles to be appropriately amended to remove any such conflict

ARTICLE III
CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS
     Section 3.01 Share Capital Accounts / Subscription to Shares.
     The authorized share capital of the Company is ☐90,000 divided into 45,000 Class A ordinary shares and 45,000 Class B ordinary shares, having all those rights and obligations attaching thereto as set out in the Company Articles. The initial issued share capital of the Company shall be held as follows:

Shareholder	Number of Shares
PAS LuxCo	10,800 Class A Ordinary Shares
PepsiCo Cyprus	7,200 Class B Ordinary Shares
     Section 3.02 Share Premium Contribution by the Shareholders.
     Each Shareholder, by itself or through its Affiliates, shall make a share premium contribution to the Company pursuant to a Share Premium Contribution Agreement in substantially the same form as annexed hereto as Schedule A, which each Shareholder shall promptly conclude with the Company following the signing hereof.
     Section 3.03 Return of Contributions. No interest shall accrue on any share capital or capital contributions of the Company. No Shareholder shall have the right to withdraw or to be repaid any share capital or capital contribution made by such Shareholder without the prior written approval of the other Shareholder.
     Section 3.04 Additional Issuance of Shares; Additional Classes of Shares.
          (a) In order to raise additional capital, acquire assets, redeem or retire debt of the Company or for any other purpose, the Company may, by unanimous consent of the Shareholders, issue Shares in addition to those initially issued pursuant to Section 3.01 to any Shareholder or redeem or transfer Shares.

          (b) If the Company issues new Shares in accordance with Section 3.04(a), the Shareholders may unanimously determine that such Shares be issued from time to time in one or more classes thereof, or one or more series of such classes of Shares, which classes or series shall have, subject to the provisions of applicable law, such designations, preferences and relative, participating, optional or other special rights as shall be approved by the unanimous consent of the Shareholders including, without limitation, with respect to: (i) the allocation of Percentage Interests to each such class or series; (ii) the right of each such class or series to share in distributions; (iii) the rights of each such class or series upon dissolution and liquidation of the Company; (iv) the price at which, and the terms and conditions upon which, each such class or series may be redeemed by the Company, if any such class or series is so redeemable; (v) the rate at which, and the terms and conditions upon which, each such class or series may be converted into another class or series of Shares; and (vi) the right of each such class or series to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such class or series, if any such class or series is granted any voting rights.
          (c) If the Company issues new Shares or redeems or transfers existing Shares in accordance with this Section 3.04, and if necessary the Shareholders shall adjust each Shareholder’s Percentage Interest accordingly, and the new Shareholder Percentage Interest shall be attached as an amendment to this Agreement.
     Section 3.05 Liability of Shareholders; Ability to Bind the Company.
          (a) No Shareholder shall be personally liable for the debts, obligations or liabilities of the Company or any Affiliate of the Company solely by reason of being a Shareholder of the Company. Notwithstanding any provision herein to the contrary, in no event shall the liability of any Shareholder for the debts, obligations or liabilities of the Company exceed such Shareholder’s share capital, which shall be irrevocable, unconditional, and non-repayable.
          (b) A Share shall be personal property for all purposes. All property owned by the Company shall be deemed to be owned by the Company as an entity, and no Shareholder shall be deemed to own any such property or any portion thereof.

          (c) Unless otherwise provided herein, no Shareholder in its capacity as such, shall have the right to act for or on behalf of or otherwise bind the Company.
     Section 3.06 Issuance of EBAs.
          (a) Subject to the provisions of 3.06 (e), PepsiCo shall not renew or extend the term of its existing exclusive bottling appointments issued to Slavutich Brewery LLC (the “Existing EBA”).
          (b) PepsiCo shall use its best endeavours (without breaching the Existing EBAs) to cause Slavutich to surrender its rights under the Existing EBAs as soon as possible.
          (c) Upon the signing hereof the Parties shall in good faith negotiate the terms of new exclusive bottling appointments (“New EBAs”) which shall incorporate the terms previously agreed to by the Shareholders.
          (d) Provided the Parties agree to the terms of the New EBAs, PepsiCo shall cause the New EBAs to be issued to the Company as soon as (in the reasonable opinion of PepsiCo) PepsiCo, Inc. and 7UP International are legally free to do so.
          (e) If the Parties fail to agree the terms of the New EBAs, the Company acknowledges that PepsiCo, Inc. and 7UP International shall be free to renew the Existing EBAs or issue other EBAs to such third party as PepsiCo may determine in its absolute discretion, provided the terms of such renewal or issuance (as the case may be) are no more favourable than the terms of the New EBAs previously offered to the Company.
ARTICLE IV
PROFITS AND LOSSES
     Section 4.01 Determination of Profits and Losses. The profits and losses of the Company shall be determined (a) for Dutch statutory purposes, in accordance with the Code and Dutch GAAP (provided it does not conflict with the Code) and (b) for all other purposes, in accordance with the Code and U.S. GAAP (provided it does not conflict with the Code).

ARTICLE V
DISTRIBUTIONS; WITHHOLDING
     Section 5.01 Distributions to the Shareholders.
     Other than distributions made upon the Company’s dissolution, which shall be made in accordance with the Company Articles, all other distributions shall be made as follows:
          (a) Dividends
(i) The Shareholders shall procure, subject as provided in sub-clause (iii) below and in the absence of agreement to the contrary, that in respect of each Year:
          (A) 100 per cent of the profits of the Company (available for distribution within the meaning of the Code) shall be distributed by way of cash dividends by the Company within three (3) months after the end of that Year, and in pursuance thereof an interim dividend shall be declared and paid during the last three (3) months of that Year and a final dividend shall be declared and paid not later than three (3) months after the end of that Year and such interim dividend shall be not less than seventy five (75) per cent of the total amount estimated by the Board to be required to be distributed under this section;
          (B) the Subsidiaries of the Company shall declare and pay to the Company sufficient and timely dividends to ensure the Company’s compliance with this section;
(ii) In deciding whether in respect of any Year the Company has profits available for distribution the Shareholders hereto shall procure that the Auditors shall certify in advance of any distribution whether such profits are available or not and the amount thereof (if any). In giving such certificate the Auditors shall act as experts and not arbitrators and their determination shall be binding on the parties hereto.
(iii) No dividend shall be declared and/or paid by the Company:

          (A) which is prohibited by any legal commitment binding upon the Company from time to time;
          (B) which would render the Company unable to pay its debts as and when they fall due;
          (C) the amount of which is reasonably required to be retained as prudent and proper reserves including an allowance for future working capital and capital investments required by the prevailing AOP and Strategic Plan, such sum to be determined by the Board within three (3) months after the end of the relevant Year; and
          (D) the amount of which should be retained as proper provision for corporate tax or other tax liabilities or for other actual liabilities of the Company as determined by the Board.
(iv) Any distribution under this Section 5.01(a) shall be made to the Shareholders in accordance with their Percentage Interests.
(b) Other Distributions. Except as otherwise provided in this Section 5.01, any distribution must be approved in accordance with Article VI.
     Section 5.02 Withholding. All amounts withheld pursuant to any applicable tax law with respect to any payment or distribution to a Shareholder shall be treated as amounts distributed to such Shareholder.
ARTICLE VI
BOARD OF DIRECTORS
     Section 6.01 Number of Directors. The Company shall maintain a Board of Directors, as required under the Code, which shall have eight (8) Directors. Each Director shall have one vote on each matter with respect to which the Board of Directors holds a vote. Any action shall be effective only upon the affirmative vote of a majority of the Directors in attendance at a duly held meeting of the Board (or in accordance with Section 6.06) or the written consent of the Directors, provided that the Shareholders are equally represented amongst the signing Directors.

     Section 6.02 Board Composition / Term.
          (a) At least two Directors shall be residents of the Netherlands. Each Shareholder shall nominate one such Director for appointment by the Shareholders in general meeting and each such Director shall be a Class C Director. The Dutch resident Directors initially appointed by PAS LuxCo and PepsiCo Cyprus are identified on Schedule B to this Agreement.
          (b) Each Shareholder shall nominate three other Directors for appointment by the Shareholders in general meeting. The Directors initially appointed by each Shareholder are identified on Schedule B to this Agreement. Those appointed by PAS LuxCo shall be Class A Directors and those appointed by PepsiCo Cyprus shall be Class B Directors.
          (c) Each Director shall serve until his or her successor is appointed by PAS LuxCo or PepsiCo Cyprus, as applicable. Each Shareholder shall, subject to Section 6.02(a), have the right to remove and replace their respective appointees in their respective discretion and to fill any vacancy caused by the removal, resignation or death of their respective appointees; provided, however, that each Shareholder shall ensure that at least two of their respective appointees shall be senior executives within their respective companies. Directors shall not be compensated for their services by the Company, but shall be reimbursed by the appointing Shareholder for their expenses associated with being a Director.
     Section 6.03 Chairman. The Chairman of the Board shall be appointed by PAS LuxCo.
     Section 6.04 Meetings. The Board shall meet at least 4 times in a fiscal year at a time and place as mutually agreed by the Shareholders and at least six Directors (three each appointed by different Shareholders) shall attend such meetings in person or by telephone. Additional meetings shall be convened at the written request of either Shareholder with the consent of the other Shareholder, which consent shall not be unreasonably withheld. At each additional meeting of the Board, a quorum shall exist if at least four Directors are present (in person or by telephone) with at least two of such Directors having been appointed by each Shareholder.
     Section 6.05 Duties. The Board shall endeavour to promote the purpose of the Company as described in Section 2.04 and shall have all such duties, obligations and authority as set out in the Company Articles and the Code and that are required of a board of directors under the Code or under Dutch company law generally. In addition, the Board shall have the duties, obligations and authority set out in the subsections of this Section 6.05. The Board shall have no other duty, obligation or authority except as provided under this Section 6.05, the Company Articles, the Code or under applicable Netherlands law.
          (a) Generally. The Board shall establish the overall direction and strategy of the Company and the Business and shall oversee the annual and quarterly performance of the Business, and shall evaluate the progress of the Business against certain key performance indicators as the Board may determine from time to time.
          (b) Strategic Plan and AOP. Commencing in 2007, the Management Team shall prepare, with the input and/or participation of senior management of PAS and PI, and the Board shall meet to discuss and approve, (i) the Strategic Plan and (ii) the Annual Operating Plan for the upcoming Year. The Management Team shall deliver to the Board (i) its draft of the Strategic Plan prior to June 30 of each Year, and (ii) its draft of the AOP prior to November 15 of each Year. The Board shall also have the authority to approve any material change to the AOP, as proposed by the Management Team, within a given Year.
          (c) Board Approval Required. The Company shall not undertake and shall procure that none of its Subsidiaries undertake any of the following activities without the prior written affirmative resolution of three quarters of all the Directors:
(i) The adoption or material modification of an AOP; including, without limitation, the assumption of material liabilities greater than those provided for in the AOP;
(ii) The sale or transfer of all or a material part of the assets of the Company;
(iii) Entering into, amending or terminating any transactions between the Company and any Shareholder;
(iv) Introducing any new products to the Business.
(v) Any acquisition, divestiture of any business (whether by way of share or asset sale or purchase and whether in whole or in part.)

(vi) Any effort to engage in a new line of business outside the Ordinary Course.
(vii) Any capital expenditure not contemplated in an approved AOP in excess of US$ 5,000,000.
(viii) Any external financing by the Company or the Subsidiaries in excess of that contemplated by an approved AOP.
(ix) Any decision not to pay a cash dividend in accordance with Section 5.01(a), despite the availability of profits for such purposes.
(x) Any transaction involving the Company or one of its Subsidiaries and PAS or one of its subsidiaries.
(xi) Entering into any material contract, commitment or arrangement which is inconsistent with the applicable AOP;
(xii) The appointment and/or replacement of the GM, the Chief Financial Officer and the Vice President of Marketing, who shall be nominated in accordance with Section 7.02;
(xiii) Making or committing to make any capital expenditure or capital investment (or series of related expenditures or investments) in excess of US$5,000,000 unless such higher amount is specifically approved as part of the AOP;
(xiv) Incurring any indebtedness for borrowed money or creating any encumbrance or security over the assets of the Company which (in each case) is inconsistent with the applicable AOP;
(xv) Making any loans to any person or grant any guarantee or indemnity, in any case other than in the ordinary course of business; or
          (d) Shareholders’ Reservation of Powers. The Shareholders specifically reserve to themselves and do not delegate to the Board any power to:
(i) amend this Agreement (including the dividend policy);
(ii) permit any Shareholder to transfer, assign, pledge or otherwise hypothecate all or part of its Shares in the Company;

(iii) alter or amend the Company Articles or memorandum of association from the form adopted pursuant to Section 2;
(iv) enter into voluntary liquidation while the Company is solvent;
(v) carry out any form of restructuring of the Company’s share capital;
(vi) increase the number of Directors or alter the permitted number of Directors approved by each Shareholder; and
(vii) issue new shares or redeem or transfer existing Shares in accordance with Section 3.04.
(viii) changing the Company’s Auditors, accounting reference date or business name.
     All of the foregoing matters shall require the unanimous consent of both Shareholders and in the absence thereof shall be subject to the procedures for resolving deadlock set forth in Section 6.06.
     Section 6.06 Deadlocked Matters.
          (a) Escalation Process. Any Deadlocked Matter shall be the subject of the Escalation Process more particularly described below:
(i)	In the event of a Deadlocked Matter the Board or the Shareholders (as the case may be) shall promptly refer it in writing to the PAS COO and the PI Europe President, who shall in good faith endeavour to resolve the Deadlocked Matter within ten working days of their having received written notice of the Deadlocked Matter.

(ii)	If the PAS COO and the PI Europe President are unable to resolve the Deadlocked Matter, they shall promptly refer it in writing to the PAS CFO and the PI CFO who shall in good faith endeavour to resolve the Deadlocked Matter within ten working days of their having received written notice of the Deadlocked Matter;

(iii)	If the PAS CFO and the PI CFO are unable to resolve the Deadlocked Matter, they shall promptly refer it in writing to the PAS CEO and PI CEO who shall in good faith endeavour to resolve the Deadlocked matter within ten working days of their having received written notice of the Deadlocked Matter.
(iv)	If any Deadlocked Matter is resolved either by the COOs, CFOs or CEOs (as the case may be) each Shareholder shall cause its Board Directors to sign a written resolution to reflect the terms of such resolution.
            (b)  Unresolved Deadlocked Matters . If having been subjected to the Escalation Process, a Deadlocked Matter remains unresolved, the Shareholders shall continue to negotiate a resolution in good faith pending which no action shall be taken in relation to the Deadlocked Matter. If the Deadlocked Matter is one of capital expenditure or a Strategic Plan, then (i) in the case of a disputed item of capital expenditure, the Company shall not incur such item until such matter is resolved, (ii) in the case of a disputed Strategic Plan, it shall not become effective until it is approved, and pending such resolution, the Company and Business shall operate in accordance with the most recently approved Strategic Plan.
ARTICLE VII
GOVERNANCE OF COMPANY AND BUSINESS
     Section 7.01 Governance Principles. The governance of the Company and the Business shall be guided by the following principles:
            (a) Communication. Each Shareholder and their respective representatives shall have unimpeded access to the operations, performance, finances, key initiatives (including capacity/capex, strategic initiatives, etc.), marketing (including strategy, spend, etc.), and other such aspects of the Company and the Business as the Shareholders may reasonably request. The Company, through the Management Team, shall provide to PAS and PepsiCo clear and detailed written reports each month on:
     (i) the past and current performance of the Business; and
     (ii) forecasts (including the drivers of such forecasts) of the Company and the Business.

The Board and the Management Team shall proactively communicate any material business issues relating to the Company and the Business to the Shareholders in written reports in such form and with such content as the Board and/or Management Team may reasonably determine.
The Shareholders shall procure that the Board shall as soon as practicable after the signing hereof, pass a written resolution delegating the day to day management of the Business to the Management Team, and noting that the Management Team shall report to the Board in accordance with this Article VII.
            (b) Management. The Shareholders shall ensure that the Business will be operated in the best interests of the Company. The Shareholders, through their representatives on the Board and Management Team and their participation in the meetings described in Section 7.03, shall actively and mutually assist the Management Team in the development of the Strategic Plan and the AOP, including the associated capacity plans and marketing and sales plans related to the Business. The Management Team shall be responsible for the day-to-day management of the Business.
     Section 7.02 Management Team.
            (a) Composition. The Management Team shall be comprised of the GM and his or her direct reports, who shall include a Chief Financial Officer and a Vice President of Marketing. The GM shall be the head of the Management Team and shall report to the chairman of the Board in respect of day to day operational matters and to the Board in respect of all other matters, including all those concerning AOP, Strategic Plans and any changes to the Ordinary Course. The GM and the Chief Financial Officer shall be appointed (and terminated and replaced as necessary) by PAS, who undertakes not to appoint the GM as chairman of the Board. The Vice President of Marketing shall be appointed (and terminated and replaced as necessary) by PepsiCo; provided, however, the appointment and/or replacement of the GM, Chief Financial Officer and the Vice President of Marketing shall be subject to the approval of the Board.
            (b) Responsibilities. The GM shall have full and final authority over the day-to-day operation of the Ukrainian Subsidiary in accordance with the prevailing AOP, and shall resolve any dispute within the Management Team related thereto. The GM shall be responsible for and (subject to Section 6.05) is hereby empowered to do or cause to be done all actions reasonably necessary to ensure the execution of the prevailing AOP, without any further approval of the Board or the Shareholders. The GM shall not cause the Ukrainian Subsidiary to undertake any action which constitutes a material change to the prevailing AOP without first obtaining the written approval of the Board thereto.
            (c) Marketing Team. The Business shall have a Marketing Team, consisting of the Vice President of Marketing, as well as marketing personnel from PAS. The appointment or removal of any director-level marketing employee employed in connection with a new line of business or acquisition, including any director of juice, shall be approved by PepsiCo. The Vice President of Marketing shall have dual reporting lines to the GM and to the head of Marketing for PI’s European operations, who shall jointly set the Vice President of Marketing’s performance objectives and undertake his or her performance reviews. The GM and the head of Marketing for PI’s European operations shall jointly participate and contribute to other development activities related to Marketing Team, including the people planning process, career development plans and training.
     Section 7.03 Business Reviews.
            (a) Monthly Business Reviews. Each month by means of a phone call, the Management Team shall provide a review of the Business to the management of PI Europe and PAS Europe. Such meetings shall be integrated into other meetings involving the participants, and the parties shall agree on the templates/scorecards for such meetings to report on the performance of the Business versus the prevailing AOP and Strategic Plan.
            (b) Quarterly Business Reviews. The Management Team shall provide a written review of the Business to the Board at each quarterly meeting of the Board. Such review shall address, among other things, operations, key performance indicators and progress against strategic goals.
     Section 7.04 Authorized Signatories / Related Party Agreements. Each duly appointed officer of the Company shall have the authority to execute such documents as are necessary or appropriate to evidence any transaction involving the Company that is approved in accordance with Articles VI and VII hereof; provided however, that with respect to any document evidencing a transaction involving the Company or one of its Affiliates and a Shareholder or one of its Affiliates only an officer appointed by the Shareholder who is not a party (directly or through its Affiliate) to the transaction shall be authorized to execute such document on behalf of the Company.
ARTICLE VIII
RECORDS, ACCOUNTING MATTERS,
     Section 8.01 Maintenance & Review of Records and Financial Controls. The Company shall maintain, at the registered office of the Company, books, records, and accounts showing separately, in accordance with PAS’s usual policies, all items that in any way affect the financial and tax computations called for by this Agreement, and shall make the records, and accounts available for inspection and copying by any Shareholder or its authorized representative at all reasonable times. Each Shareholder shall have the right to review all financial books, records, reports and statements of the Company, and the Company shall ensure that PAS’s external auditor shall have such access to the Company’s financial books, records, reports, statements, and internal controls and processes as shall be necessary to support PAS’s consolidation of the Company’s results. PAS shall ensure that the financial controls to which the Company shall be subject shall comply fully with all applicable legislation, including, to the extent determined applicable by PAS, the Sarbanes-Oxley Act of 2002.
     Section 8.02 Audit / Preparation of Financial Reports.
            (a) PAS shall perform an annual audit of the financial books, records, reports, statements, and internal controls and processes of the Company to ensure that all such items are in accordance with PAS’s financial and accounting policies. PAS shall perform such audit through its internal audit function. The scope and timeline of such audit shall be mutually agreed by the Shareholders, and PI shall have the right to participate in the audit performed by PAS. PAS shall cause to be prepared and furnished to the Shareholders, within one hundred eighty (180) days after the close of the Year, audited financial statements of the Company.

            (b) The Company shall prepare or cause to be prepared, within twenty (20) business days after the close of each month, a financial report for such month, and shall cause a copy of the report to be furnished to each of the Shareholders. Such copy shall include a balance sheet as of the last day of the calendar month and a statement of income or profit and loss for the calendar month and the year-to-date period including that calendar month. The statement of income or profit and loss shall disclose the amount of and any changes in profit or loss, and shall show in particular the amounts of depreciation, amortization, interest, and extraordinary income or charges, whether or not included in the operating income.
     Section 8.03 Accounting Method. The Company shall prepare its financial statements in accordance with the Code and US GAAP, applied in accordance with PAS’s accounting policies. PAS shall consolidate the Company’s financial results on PAS’ consolidated financial statements.
     Section 8.04 Confidentiality.
     All Company and Business records and accounts, including reports, shall be treated as confidential and the Shareholders shall take or cause to be taken such reasonable precautions to prevent the disclosure thereof to any unauthorized Person for a period ending ten (10) years following the dissolution and winding-up of the Company.
     Section 8.05 Subsidiaries.
     The Company shall procure that this Article 8 shall apply mutatis mutandis to the Subsidiaries.
ARTICLE IX
RESTRICTIONS ON TRANSFER
     Section 9.01 Restrictions on Transfers. Except as otherwise provided in Section 9.02, no Shareholder may sell, assign, convey, transfer, give, donate or otherwise dispose of (collectively, “Transfer”) or mortgage, pledge, hypothecate, assign as security or otherwise encumber (collectively, “Encumber”), or contract to Transfer or Encumber, any of its Shares, without the prior written consent of the other Shareholder, which consent may be withheld or conditioned in each such other Shareholder’s sole discretion. No purported Transfer or Encumbrance made in breach of the previous sentence (an “Ineffective Transfer”), shall be recognized by the Company. An Ineffective Transfer shall be void and shall not be recorded as a transfer on the transfer records of the Company.
     Section 9.02 Transfers to Affiliates. A Shareholder may freely, upon notice to the other Shareholder and with the consent of the other Shareholder (such consent not to be unreasonably withheld or delayed), transfer its Shares to any of its Affiliates provided that any such transferee shall agree prior to such transfer to be bound by the terms of this Agreement.
ARTICLE X
DISSOLUTION AND TERMINATION
     Section 10.01 Events of Dissolution. The Company shall continue in perpetuity until dissolved. The Company shall be dissolved and its affairs shall be wound up immediately if any of the following occur:
            (a) the Company’s dissolution is unanimously agreed in writing by the Shareholders; or
            (b) the Company is deemed Insolvent.
ARTICLE XI
REPRESENTATIONS, WARRANTIES AND COVENANTS
     Section 11.01 Representations and Warranties of Shareholders. Each Shareholder hereby represents, warrants and covenants as follows:
            (a) Such Shareholder is duly organized or formed, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation.

            (b) Such Shareholder has the right, power and authority to enter into this Agreement, to become a Shareholder and to perform its obligations under this Agreement, and this Agreement is a legal, valid and binding obligation of such Shareholder.
            (c) The execution and delivery of this Agreement does not violate or conflict with the charter, bylaws or formation documents of such Shareholder or any agreement, judgment, license, permit, order or other document applicable to or binding upon such Shareholder or any of its properties; and no consent, approval, authorization or order of any court or government authority or third party is required with respect to such Shareholder in connection with the execution and delivery of this Agreement.
            (d) Neither Shareholder nor any of its Affiliates has employed or retained any broker, agent or finder in connection with this Agreement, or paid or agreed to pay any brokerage fee, finder’s fee, commission or similar payment to any Person on account of this Agreement or the transactions provided for herein.
            (e) Except for a change of law over which the affected Shareholder has no control (and the affected Shareholder shall immediately notify the other Shareholders when the affected Shareholder learns of such occurrence), the foregoing representations and warranties shall remain true and accurate during the term of the Company, and such Shareholder shall neither take action nor permit action to be taken which would cause any of the foregoing representations to become untrue or inaccurate.
            (f) The undersigned Shareholders understand (i) that the Shares have not been registered under the Securities Act or any state securities laws because the Company is issuing these Shares in reliance upon the exemptions from the registration requirements of the Securities Act or applicable state securities laws providing for issuance of securities not involving a public offering, (ii) that the Company has relied upon the fact that the Shares are to be held by each Shareholder for investment, and (iii) that exemption from registration under the Securities Act or applicable state securities laws would not be available if the Shares were acquired by a Shareholder with a view to distribution. Accordingly, each Shareholder hereby confirms to the Company that such Shareholder is acquiring its Shares for such own Shareholder’s account, for investment and not with a view to the resale or distribution thereof. Each Shareholder shall not transfer, sell or offer for sale all or any portion of the Shares unless there is an effective registration or other qualification relating thereto under the Securities Act and under any applicable state securities laws or unless the holder of Shares delivers to the Company an opinion of counsel, satisfactory to the Company, that such registration or other qualification under the Securities Act and applicable state securities laws is not required in connection with such transfer, offer or sale. Each Shareholder understands that the Company is under no obligation to register the Shares or to assist such Shareholder in complying with any exemption from registration under the Securities Act or any state securities laws if such Shareholder should, at a later date, wish to dispose of the Shares.
     Section 11.02 Representations and Warranties of PAS.
PAS hereby represents and warrants and covenants that prior to signing hereof the Company has transacted no business whatsoever and incurred no liabilities.
     Section 11.03 Non-Competition Covenants.
            (a) While this Agreement is in effect, neither PAS nor any of its Affiliates will engage, directly or indirectly, in a Ukrainian Beverage Business or in the manufacture, sale, marketing or distribution of any snack foods in the Ukraine other than through the Company, unless it receives the advance written consent of PepsiCo.
            (b) Subject to Section 11.03 (c), while this Agreement is in effect, neither PepsiCo nor any of its Affiliates will engage, directly or indirectly, in a Ukrainian Beverage Business, other than through the Company, unless PepsiCo receives the advance written consent of PAS;
            (c) The following shall be exceptions to the non compete covenant set forth in Section 11.03(b):
     (i) The Existing EBAs
     (ii) The renewal of the Existing EBAs or the issuance of the New EBAs to an entity other than the Company in accordance with Section 3.06

     (iii) The acquisition by PepsiCo (independent of the Company and without having obtained its prior consent) of a Ukrainian Beverage Business, provided that PepsiCo has, as soon as practicable and in good faith, offered the Company the right to purchase the Ukrainian Beverage Business (or that part of the target business which is a Ukrainian Beverage Business) on the same proportionate terms that PepsiCo acquires such Ukrainian Beverage Business and if the Company declines such offer, then PepsiCo may acquire and operate (either directly, through its Affiliates or through third parties) such Ukrainian Beverage Business independently of the Company without being in breach of this Section 11.03 (b).
For the avoidance of doubt the restrictions set forth herein shall not prevent PepsiCo or its Affiliates from engaging independently of the Company (either directly or indirectly) in the manufacture, sale or distribution of juices or juice based beverages anywhere in the Export Markets.
ARTICLE XII
MISCELLANEOUS
     Section 12.01 Partial Invalidity.
     In case any one or more of the covenants, agreements, or provisions hereof shall be invalid, illegal, or unenforceable in any respect, the validity of the remaining covenants, agreements, or provisions hereof shall be in no way affected, prejudiced, or disturbed thereby.
     Section 12.02 Notices.
     Except as otherwise provided herein, all notices or other communications required or permitted to be given hereunder shall be in writing, shall be given by recorded delivery, or personally delivered with confirmation of delivery obtained, and shall be deemed to have been duly given when received at the address specified below:

If to PAS LuxCo:
Attn: Director
[Address Pending]
With a copy to:
PepsiAmericas, Inc.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, MN 55402
Attn: Chief Financial Officer
If to PepsiCo Cyprus:
Attn: Director
Kyriakou Matsi, 16
Eagle House, 10th Floor
Agioi Omologites, P.C. 1082, Nicosia Cyprus
With a copy to:
PepsiCo, Inc.
700 Anderson Hill Road
Purchase, NY 10577
Attn: International Counsel
Any Shareholder shall have the right to change its address for notice hereunder from time to time to such other address as may hereafter be furnished in writing by such Shareholder to the other Shareholders.
     Section 12.03 Amendment.
     This Agreement may be modified or amended at any time only upon the unanimous consent of the Shareholders, which shall be evidenced by the Shareholders executing a writing effecting such amendment.
     Section 12.04 Consents; Waivers.
     No consent or waiver, express or implied, by the Company or any Shareholder to or of any breach or default by any Shareholder in the performance by such Shareholder of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Shareholder hereunder. Failure on the part of the Company or the other Shareholders to complain of any act or failure to act of the other

Shareholder or to declare the other Shareholders in default, irrespective of how long such failure continues, shall not constitute a waiver by the Company or such Shareholders of the rights of the Company or such Shareholder hereunder.
     Section 12.05 Choice of Law and Forum.
     This Agreement and all rights and liabilities of the Shareholders hereunder shall be subject to and governed by the substantive laws (and not the choice of law rules) of the State of New York, United States notwithstanding the conflict of laws rules thereof, and any disputes arising hereunder or relating to this Agreement shall be submitted to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois.
     Section 12.06 Multiple Counterparts.
     This Agreement may be executed and acknowledged in multiple counterparts, each of which shall be an original, but all of which shall be and constitute one instrument.
     Section 12.07 Entire Agreement.
     This Agreement, including all Exhibits, Schedules and Appendices, constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any prior agreement or understanding among the parties, written or oral, and may not be modified or amended in any manner other than as set forth herein.
     Section 12.08 Binding Effect; Assignment.
     This Agreement shall be binding upon and inure to the benefit of the Company and the Shareholders. No assignment of rights or delegation of duties arising under this Agreement may be made by any party hereto except as otherwise provided herein.
     Section 12.09 No Third-Party Beneficiaries.
     This Agreement is for the sole benefit of the Shareholders and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Shareholders and such assigns, any legal or equitable rights hereunder.

     Section 12.10 Expenses.
     Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts (including any broker, finder, advisor or intermediary) and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.
     Section 12.11 Press Releases.
     Each of the Shareholders hereby agrees that, except as otherwise required by law or stock exchange regulations, any press release or other public announcement regarding the transactions contemplated by this Agreement or the business and/or operations of the Company shall be made only with the mutual consent of the Shareholders.
     Section 12.12 Tax Matters.
     For U.S. federal income tax purposes the Shareholders shall elect pursuant to U.S. Treasury Regulations Section 301.7701-3(c) to treat:
     (i) The Company as a partnership and
     (ii) Any Subsidiaries as either a partnership or a disregarded entity as determined by US Treasury Regulations to the extent permitted under U.S. tax law.
and shall at all times act in a manner consistent with such election. All other elections or decisions by the Company with respect to the U.S. Internal Revenue Code of 1986, as amended, or any other applicable tax law shall be taken in such manner as the Shareholders may reasonably determine from time to time.
[Signature Page Immediately Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

Sandora Holdings B.V.	PAS Luxembourg s.a.r.l.

By: /s/ Stephen Rogers	By: /s/ Stephen Rogers
Name: Stephen Rogers	Name: Stephen Rogers
Title: Manager A	Title: Manager

By: /s/ Andrew Stark	By: /s/ Cornelius Bechtel
Name: Andrew Stark	Name: Cornelius Bechtel
Title: Manager B	Title: Manager B

By: /s/ Y.M. Theun
Name: Y.M. Theun
Title: Manager C

Linkbay Limited

By: /s/ A.J. Macleod
Name: Andrew John Macleod
Title: Director

Acknowledged:

PepsiCo, Inc.	PepsiAmericas, Inc.

By: /s/ Tim Heaviside	By: /s/ Alexander Ware
Name: Tim Heaviside	Name: Alexander Ware
Title: Vice President	Title Executive Vice President and Chief Financial Officer

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